As filed with the Securities and Exchange Commission on August 4, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

The Securities Act of 1933

ORCHARD THERAPEUTICS PLC

(Exact name of registrant as specified in its charter)

England and Wales	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

108 Cannon Street London EC4N 6EU United Kingdom	Not applicable
(Address of Principal Executive Offices)	(Zip Code)

Orchard Therapeutics plc 2018 Share Option and Incentive Plan

(Full Title of the Plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

(Name and address of agent for service)

+1 212 947 7200

(Telephone number, including area code, of agent for service)

Copies to:

Michael H. Bison Benjamin Marsh Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 (617) 570-1000	Andrew Harrow Goodwin Procter (UK) LLP 100 Cheapside London EC2V 6DY United Kingdom +44 20 7447 4200

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered(1)	Amount to be Registered(2)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary shares, nominal value £0.10 per share
— reserved for issuance pursuant to Registrant’s 2018 Share Option and Incentive Plan	4,914,180 shares(3)	$2.87(4)	$14,103,696.60	$1,538.72

(1)

These shares may be represented by the American Depositary Shares (“ADSs”) of Orchard Therapeutics plc (the “Registrant”). Each ADS represents one Ordinary Share. ADSs issuable upon deposit of the Ordinary Shares registered hereby were registered pursuant to a separate Registration Statement on Form F-6 (File No. 333-227905).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional Ordinary Shares of the Registrant which become issuable under the above-named plan by reason of any share dividend, share split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding Ordinary Shares.

(3)

Represents an automatic increase on January 1, 2021 to the number of shares available for issuance under the Registrant’s 2018 Share Option and Incentive Plan (the “2018 Plan”), pursuant to the terms of the 2018 Plan. Shares available for issuance under the 2018 Plan were previously registered on Form S-8 filed with the Securities and Exchange Commission on October 31, 2018 (Registration No. 333-228067), March 22, 2019 (Registration No. 333-230432) and August 6, 2020 (Registration No. 333-241646).

(4)

The price of $2.87 per share, which is the average of the high and low sale prices of the ADSs of the Registrant as quoted on the Nasdaq Global Select Market on August 2, 2021, is set forth solely for purposes of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and has been used as these shares are without a fixed price.

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers additional ordinary shares under the Registrant’s 2018 Plan. The additional ordinary shares are of the same class as other securities for which the Registrant’s registration statements filed on Form S-8 (SEC File No. 333-228067) on October 31, 2018, on Form S-8 (SEC File No. 333-230432) on March 22, 2019 and Form S-8 (SEC File No. 333-241646) on August 6, 2020 are effective. Accordingly, the information contained in the Registrant’s Registration Statement on Form S-8 (SEC File No. 333-228067) filed with the Securities and Exchange Commission on October 31, 2018 is hereby incorporated by reference pursuant to General Instruction E, except for “Item 8. Exhibits.”

The number of ordinary shares reserved and available for issuance under the 2018 Plan is subject to an automatic annual increase on each January 1, beginning in 2019, by an amount equal to the lesser of (i) 5.0% of the number of ordinary shares and/or ADSs issued and outstanding on the immediately preceding December 31 and (ii) such amount as determined by the Administrator (as defined in the 2018 Plan), currently the Compensation Committee of the Registrant’s Board of Directors. Accordingly, on January 1, 2021, the number of ordinary shares reserved and available for issuance under the 2018 Plan increased by 4,914,180 shares.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

See the Exhibit Index for a list of exhibits filed as part of this Registration Statement, which Exhibit Index is incorporated herein by reference.

EXHIBIT INDEX

Exhibit No.	Description

4.1(1)	Articles of Association of Orchard Therapeutics plc.

4.2(2)	Deposit Agreement.

4.3(2)	Form of American Depositary Receipt (included in exhibit 4.2).

5.1*	Opinion of Goodwin Procter (UK) LLP.

23.1*	Consent of PricewaterhouseCoopers LLP.

23.2*	Consent of Goodwin Procter (UK) LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1(3)	2018 Share Option and Incentive Plan

(1)	Filed as Exhibit 3.1 to Registrant’s Current Report on Form 8-K (File No. 001-38722), filed with the Securities and Exchange Commission on June 19, 2020, and incorporated herein by reference.
(2)

Filed as Exhibits 2.1 and 2.2 to Registrant’s Annual Report on Form 20-F (File No. 001-38722), filed with the Securities and Exchange Commission on March 22, 2019, and incorporated herein by reference.

(3)	Filed as Exhibit 4.3 to Registrant’s Annual Report on Form 20-F (File No. 001-38722), filed with the Securities and Exchange Commission on March 22, 2019, and incorporated herein by reference.
*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of London, United Kingdom, on the 4th day of August, 2021.

ORCHARD THERAPEUTICS PLC

By:	/s/ Bobby Gaspar
Bobby Gaspar
Chief Executive Officer

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL BY THESE PRESENT, that each individual whose signature appears below hereby constitutes and appoints each of Bobby Gaspar and Frank E. Thomas as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following person in the capacities and on the date indicated.

Name	Title	Date

/s/ Bobby Gaspar	Chief Executive Officer and Director	August 4, 2021
Bobby Gaspar, M.D., Ph.D.	(Principal Executive Officer)

/s/ Frank E. Thomas	President and Chief Operating Officer	August 4, 2021
Frank E. Thomas	(Principal Financial Officer and Principal Accounting Officer)

/s/ James A. Geraghty	Chairman of the Board of Directors	August 4, 2021
James A. Geraghty

/s/ Steven M. Altschuler	Director	August 4, 2021
Steven M. Altschuler, M.D.

/s/ Joanne T. Beck	Director	August 4, 2021
Joanne T. Beck, Ph.D.

/s/ John Curnutte	Director	August 4, 2021
John Curnutte, M.D., Ph.D.

/s/ Marc Dunoyer	Director	August 4, 2021
Marc Dunoyer

/s/ Charles A. Rowland, Jr.	Director	August 4, 2021
Charles A. Rowland, Jr.

/s/ Alicia Secor	Director	August 4, 2021
Alicia Secor

Cogency Global Inc.

By:	/s/ Colleen A. De Vries		Authorized Representative in the United States	August 4, 2021
	Name:	Colleen A. De Vries
	Title:	Senior Vice President on behalf of Cogency Global Inc.